Exhibit 5.1
Robert J. Bush
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
September 12, 2007
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
     I am General Counsel of R.H. Donnelley Corporation (the “Registrant”), and am issuing this opinion letter in connection with the registration on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Act”), shares of the Registrant’s Common Stock, par value of $1 per share (the “Shares”), issuable pursuant to the Business.com, Inc. 2000 Stock Incentive Plan and the Business.com, Inc. 2004 Stock Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the shares under the Plans as I have deemed necessary for the purpose of rendering this opinion.
     Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is my opinion that the Shares being registered pursuant to the Registration Statement, when issued and delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.
     This opinion is as of the date hereof, and I do not undertake to advise you of matters that might come to my attention subsequent to the date hereof which may affect my legal opinion expressed herein.
Very truly yours,
/s/ Robert J. Bush